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Filed pursuant to Rule 424 (b)(3)
Registration No. 333-93399

June 30, 2004 Prospectus Supplement (to the Prospectus dated January 10, 2002 and Prospectus Supplements dated December 15, 2003 and April 20, 2004)

        This June 30, 2004 Prospectus Supplement describes changes to the offering periods described in the "Prospectus Summary" and "Terms of the Offering" sections of the Prospectus Supplement dated December 15, 2003, regarding the offering of additional general partner interests and limited partner interests in Reef Global Energy III, L.P. Unless Reef Partners, LLC, the managing general partner of the partnership, elects to terminate the partnership's offering period before the maximum number of units in the partnership has been subscribed for, the offering period for the partnership will terminate on September 30, 2004.

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  Filed pursuant to Rule 424 (b)(3) Registration No. 333-93399